Exhibit 12.1

COMPUTER SCIENCES CORPORATION

Calculation of Ratio of Earnings to Fixed Charges and
Ratio of Earnings to Combined Fixed Charges and Preference Dividends
(unaudited)

	Twelve Months Ended
(Amounts in millions, except ratios)	April 3, 2015		March 28, 2014	March 29, 2013	March 30, 2012		April 1, 2011
Earnings:
Pre-tax (loss) income from continuing operations before adjustment for income or loss from equity investees	$(276)		$1,263	$235	$(992)		$(2,704)
Fixed charges	218		240	289	279		276
Distributed income from equity investees	—		3	11	7		12
Less: Preference security dividend requirements of consolidated subsidiaries	(3)		(2)	—	—		—
Earnings as adjusted	$(61)		$1,504	$535	$(706)		$(2,416)

Fixed charges:
Interest expense (a)	$148		$147	$183	$171		$166
Portion of rental expense representative of the interest factor (b)	70		93	106	108		110
Fixed Charges	$218		$240	$289	$279		$276

Combined fixed charges and preference dividends:
Interest expense (a)	$148		$147	$183	$171		$166
Portion of rental expense representative of the interest factor (b)	70		93	106	108		110
Preference security dividend requirements of consolidated subsidiaries	3		2	—	—		—
Combined fixed charges and preference dividends	$221		$242	$289	$279		$276

Ratios:
Ratio of earnings to fixed charges	—	(c)	6.3	1.9	—	(e)	—	(f)
Ratio of earnings to combined fixed charges and preference dividends	—	(d)	6.2	1.9	—	(e)	—	(f)

(a)	Interest expense includes amortization of debt discount and deferred loan costs.

(b)	One-third of the rent expense is the portion of rental expense deemed representative of the interest factor.

(c)	Earnings were insufficient to cover fixed charges during fiscal 2015 by $279 million.

(d)	Earnings were insufficient to cover combined fixed charges and preference dividends during fiscal 2015 by $282 million.

(e)	Earnings were insufficient to cover both fixed charges and combined fixed charges and preference dividends during fiscal 2012 by $985 million.

(f)	Earnings were insufficient to cover both fixed charges and combined fixed charges and preference dividends during fiscal 2011 by $2,692 million.